Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (S-8 No. 333-110924) pertaining to the FleetBoston Financial Savings Plan of our report dated June 22, 2004, with respect to the financial statements of the FleetBoston Financial Saving Plan included in this Annual Report (Form 11-K) as of December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 29, 2005